Exhibit 21

List of Subsidiaries

1.	Renovation Investment (Hong Kong) Co., Ltd. (“Renovation”) is a Hong Kong company and is wholly-owned by the Company.

2.	Hangzhou Jiutong Medical Technology Co., Ltd. is a Chinese company and is wholly-owned by Renovation.

3.	Zhejiang Shouantang Pharmaceutical Technology Co., Ltd. (“Shouantang Technology”) is a Chinese company and is wholly-owned by Renovation.

4.	Zhejiang Jiuxin Investment Management Co., Ltd. (“Jiuxin Management”) is a Chinese company and is wholly-owned by Renovation.

5.	Zhejiang Quannuo Internet Technology Co., Ltd. (“Quannuo Technology”) is a Chinese company and is wholly-owned by Shouantang Technology.

6.	Hangzhou Quannuo Grand Pharmacy Co., Ltd. is a Chinese company and is wholly-owned by Quannuo Technology.

7.	Hangzhou Jiuxin Qianhong Agriculture Development Co., Ltd. is a Chinese company and is wholly-owned by Jiuxin Management.

8.	Hangzhou Jiuzhou Grand Pharmacy Chain Co., Ltd. (“Jiuzhou Pharmacy”) is a Chinese company controlled by Jiuxin Management through contractual arrangements.

9.	Hangzhou Jiuzhou Clinic of Integrated Traditional and Western Medicine (General Partnership) is a Chinese partnership controlled by Jiuxin Management through contractual arrangements.

10.	Hangzhou Jiuzhou Medical & Public Health Service Co., Ltd. is a Chinese company controlled by Jiuxin Management through contractual arrangements.

11.	Shanghai Lydia Grand Pharmacy Co., Ltd. (“Shanghai Lydia”) is a Chinese company and is wholly-owned by Jiuzhou Pharmacy.*

12.	Zhejiang Jiuxin Medicine Co., Ltd. is a Chinese company and is wholly-owned by Jiuzhou Pharmacy.

*	Ceased operations as of February 2014, SAIC registration cancellation is in process.